Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NightHawk Biosciences, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2022, relating to the consolidated financial statements of NightHawk Biosciences, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Raleigh, North Carolina

October 3, 2022